UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Crown Castle Inc.

(Name of Registrant as Specified in Its Charter)

BOOTS PARALLEL 1, LP

BOOTS, LP

BOOTS GP, LLC

BOOTS CAPITAL MANAGEMENT, LLC

4M MANAGEMENT PARTNERS, LLC

4M INVESTMENTS, LLC

WRCB, L.P.

CHARLES CAMPBELL GREEN III

DAVID P. WHEELER

THEODORE B. MILLER, JR.

TRIPP H. RICE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 13, 2024, Theodore B. Miller, Jr., on behalf of Boots Capital Management, LLC (“Boots Capital”) and together with the other Participants named herein, issued a press release relating to Crown Castle Inc., a Delaware Corporation (“Crown Castle” or the “Corporation”), a copy of which is set forth below.

Crown Castle Deserves Better: An Open Letter to Shareholders from Crown Castle Co-Founder Ted B. Miller

Provides Detailed Operating Plan to Restore Operational Excellence, Bolster Leadership with Experienced Tower Professionals, Maximize Value of the Company’s Fiber Business to Position Crown Castle as Premier Pure-Play Tower Company

Believes Crown Castle Can be Worth at Least $150 in the Next 18 Months if Board Takes Immediate Action to Restore Leadership and Prevent Further Erosion of Shareholder Value

Houston – March 13, 2024 – Ted B. Miller, co-founder of Crown Castle Inc., (NYSE: CCI) (“Crown Castle” or the “Company”) and his investment vehicle Boots Capital Management, LLC (“Boots Capital”) today issued the following open letter to the Crown Castle Board of Directors (the “Board”), the Company’s employees, and its shareholders:

This is a crucial moment for Crown Castle, its shareholders and employees. It’s why we have recommended a slate of four directors who we believe will make a valuable difference with their world class experience, skills and leadership. While the Board has undergone significant change in recent years, this turnover has still left it lacking directors who have the depth of tower operating and public-company CEO experience essential to drive the Company forward. A need for comprehensive leadership change was also put forth by Elliott Investment Management L.P. (“Elliott”) in its November 27, 2023 letter to the Board.

At long last, Crown Castle is, after prodding from Elliott, studying the fate of its fiber business. Bankers and lawyers have been hired to do their typical work. That work together with a detailed plan for a fiber sale and a rerating of Crown Castle stock has been completed by Boots and offered to the Company without response.

But in our view the work does not stop there. Crown Castle is in dire need of a top-to-bottom reboot with trusted, long-term leadership. The Company needs a concrete plan for the fiber sale, and then an operational revival informed by people who live and breathe towers. We have devoted seven months to a vetted and detailed plan that we believe will create lasting value through a commitment to operational excellence.

We shared this detailed plan with the Board during a 90-minute meeting in January. Not surprisingly – since only one member of the Board has any experience as an executive of a tower business – there were a very limited number of questions raised, even then primarily asked by advisors. Meanwhile, many shareholders have responded to our approach and nominees with the response: “Why wouldn’t Crown Castle do this?” Our nominees provide unrivaled tower-industry experience and expertise and offer a critical operational complement to the academic, legal, telecom-services and asset-management background of the current Board.

As a large shareholder, we expect the Board to have a laser focus on building shareholder value, rather than be involved in “clever” legal maneuvers such as the Cooperation Agreement with Elliott, which was hastily rewritten after we challenged it in court. That agreement is even under more scrutiny, after the Delaware Vice Chancellor hearing our case rejected a Company effort to delay the hearing of the case, saying last week that “there are colorable claims” to the way the Cooperation Agreement was struck. The court also said that the Company should give me advance notice to object should it hire a new CEO or sell the fiber unit.

The court’s order should be a sign to all involved in this expensive and distracting litigation: That enough is enough. It’s time to stop being adversaries and work together to improve the Company and all shareholder prospects, as we’ve intended all along.

To be clear: this is not “a trade” for me. I co-founded Crown Castle. I care deeply about the long-term success of the Company. And I am here for the long-term. With our plan, it’s time to restore Crown Castle to its prominence as a pure-play tower company, and reestablish it as one of the most strategically important American companies.

Outlined below are details about what our four highly qualified nominees intend to do and why our multi-pronged operating plan to improve Crown Castle is value enhancing.

1)	Creating Value From the Fiber Sale

Based on our analysis, since the decision was made to invest in fiber, we believe the unit has required $22 billion of capital and continues to consume over a billion in capital expenditures each year – 2024 management guidance is $1.4 billion alone. The Board has announced that it is studying the possible sale of the fiber segment, and we also believe that the Board is weighing whether to sell the enterprise fiber business while retaining the small cells.

We have spent seven months modeling every possible structure for a sale of fiber from an operational, financial and tax perspective.

While the particulars of any transaction must be evaluated on their own merit, our work has given us a very clear point-of-view: there is much more value to be created by selling an estimated 75% interest in the entire fiber/small-cell portfolio, as it resets Crown Castle as a more capital-efficient tower operator.

There is a role for small cells in our industry, but our modeling revealed Crown Castle would earn an underwhelming return on its capital on the current fiber/small cells business through at least 2050.

A sale of the fiber business is essential for our intended value-creating path as a pure play tower company, with, in our view, a multiple of at least 25 times EBITDA compared to 18 times today.

Moreover, if the Company can conclude a fiber sale in 2024, we believe more than $1 billion can be saved in tax efficiencies. The Board nonetheless has ignored our hundreds of pages of thorough analysis, which could be leveraged by its advisors instead of recreating the wheel, and elected not to work with us to evaluate the details of the $1 billion in potential value that could be saved in tax efficiencies. When it comes to executing the fiber sale, time is literally money. And this Board is burning both.

We believe our carefully vetted approach creates the most value and best preserves a healthy, sustainable dividend.

2)	Maintaining a Healthy, Sustainable Dividend

The financials show that Crown Castle cannot support its current dividend trajectory while maintaining the small-cell buildout pace. In the last three years, Crown Castle has funded the dividend by incurring debt – an approach that we do not believe is sustainable.

We have a long-term plan – not a short-term trading strategy – to generate sustainable performance for all shareholders. Our approach will drive meaningful operational improvements to enhance margins, as outlined in our unredacted board presentation, which we released yesterday.

Our plan protects the underlying health of the dividend and the absolute dividend amount itself. Specifically, our plan offers the Company optionality to pay a $4.62 dividend solely out of cash flow (as outlined in our presentation) or incur an estimated $1.3b of debt in total between now and 2029 and sustain the dividend at its current $6.26 level. This creates soundness and flexibility around the dividend, about which we will continue to take soundings from the shareholder base. Either way, we believe our plan would materially improve Crown Castle’s cash flow dynamics.

Our approach creates the most value and best preserves a healthy, sustainable dividend. With the fiber sale, we estimate this extra value to be an additional $40+ per share for Crown Castle shareholders.

3)	Restoring Operational Excellence

We have heard the question asked: Why do the shareholders need our slate if the Board has been recently reconstituted?

Start with a simple number. Crown Castle has a 12-person Board, yet only one of its members includes a tower business in their resume. The Board’s sum of towers-operating experience from one board member is just seven years. And only one current director has been a public company CEO – of a bank. This is a $75 billion enterprise with virtually no senior leadership experience running either public or tower companies.

Our director candidates have over 50 combined years of direct and unrivaled leadership in the towers space and have created billions of dollars of value for investors. Three of us were at the founding of the industry itself, and have remained involved for the 30 years since. That sounds like exactly what Elliott had in mind in its December letter to the Board: “How much more value destruction will this Board permit before finally taking action and changing the leadership of Crown Castle?”

Yet, over the past several years, much of Crown Castle’s executive management team has stepped down, including its former CEO, CFO, and EVP/COO of towers. This Company must urgently attract and retain leaders with the experience, vision and confidence to execute the operational changes and tower-focused innovation necessary for a better future. This need is all the more acute because of a brain drain that has persisted at towers since the fiber investments began. We believe this pattern of departures, coupled with the fact that the Board had no succession plan – a primary obligation of any board – and is still in the process of conducting its CEO search, reflects a lack of leadership and operational capability at the management level as well as the failure of the Board’s overall strategic initiatives.

Not all of Crown Castle’s needed changes will be easy. Transformation must start from the top – from Board leadership. And that Board requires leaders with credibility, operational expertise, and a strong vision for the future at a difficult moment like this. Crown Castle employees want to feel like they’re understood, and customers want to know they’re being listened to. As founder and a substantial shareholder, I have a special perch from which to drive a cultural and operational reawakening, yet the Board continues to refuse to meaningfully engage with us or our value enhancing proposal.

We will keep fighting for our shareholders, employees, suppliers, customers and lenders, and for the future Crown Castle deserves.

INVESTOR AND MEDIA CONTACTS

Investors:

Morrow Sodali LLC

Paul Schulman/William Dooley/Jonathan Eyl

By Phone: 1-800-662-5200 or 203-658-9400

By Email: Boots@info.morrowsodali.com

Media:

Jonathan Gasthalter/Nathaniel Garnick/Grace Cartwright

Gasthalter & Co.

By Phone: 212-257-4170

By Email: bootscapital@gasthalter.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Boots Capital and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying GOLD universal proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).

The participants in the proxy solicitation are currently anticipated to be Boots Parallel 1, LP, Boots, LP (and together with Boots Parallel 1, LP, the “Boots Funds”), Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC (“Boots GP”), 4M Management Partners, LLC (“4M Management Partners”), 4M Investments, LLC (“4M Investments”), WRCB, L.P. (“WRCB”), Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”).

Boots GP, as the general partner of each of the Boots Funds, and 4M Management Partners, as the investment advisor of each of the Boots Funds, may each be deemed to beneficially own interests in an aggregate of 784,009 shares of the Corporation’s common stock, $0.01 par value (the “Common Stock”) held in the Boots Funds (including interests in 182,997 shares of Common Stock underlying over-the-counter forward purchase contracts and interests in 601,012 shares of Common Stock underlying over-the-counter share option contracts). WRCB beneficially owns interests in 135 shares of Common Stock underlying a call option. Mr. Miller has direct ownership of 200 shares of Common Stock, which includes 100 shares of Common Stock held of record and 100 shares of Common Stock held of record as tenant in common with his wife. In addition, Mr. Miller may be deemed to beneficially own interests in an aggregate of 784,716.958 shares of Common Stock (which includes interests in 784,009 shares of Common Stock held by the Boots Funds, which Mr. Miller may be deemed to beneficially own as the President and managing member of 4M Management Partners and a Manager and the President of Boots GP, interests in 400 shares of Common Stock underlying call options owned beneficially and as a tenant in common with his wife, interests in 135 shares of Common Stock underlying a call option owned beneficially by WRCB, which Mr. Miller may be deemed to beneficially own as sole member of one of the general partners of WRCB, and 172.958 shares of Common Stock held through the Corporation’s 401(k) Plan in the Crown Castle Stock Fund. Mr. Rice is the record holder of 100 shares of Common Stock and, as the Vice President of 4M Management Partners and a Manager and the Vice President of Boots GP, Mr. Rice may be deemed to beneficially own interests in 784,009 shares of Common Stock held by the Boots Funds. Mr. Green beneficially owns 1,736 shares of Common Stock in joint tenancy with his wife. All of the foregoing information is as of the date hereof unless otherwise disclosed.

IMPORTANT INFORMATION AND WHERE TO FIND IT

BOOTS CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF CROWN CASTLE TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, AS WELL AS PROXY MATERIALS FILED BY CROWN CASTLE AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.